UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2005

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

UGI Corporation (the "Company") has agreed to pay an annual salary and is providing certain other benefits to Mr. John L. Walsh in connection with his service as President and Chief Operating Officer of the Company. A description of the agreement is set forth in Item 5.02 below and is being filed as Exhibit 10.1 to this current report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 1, 2005, Mr. John L. Walsh, age 49, became President and Chief Operating Officer of the Company. Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases, a position he assumed in 2001. He was also an Executive Director of BOC since 2001. He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000).

Mr. Walsh's annual base salary is $540,020 and he participates in the Company's annual bonus plan. His target and maximum annual bonus plan opportunities, as a percentage of annual base salary, are 75% and 173%, respectively, prorated for fiscal year 2005 based on his date of hire. The annual bonus is payable based on achievement of a financial goal based on earnings per share.

Mr. Walsh will participate in the the Company's long-term compensation plan, the 2004 Omnibus Equity Compensation Plan ("2004 Plan"). The Compensation and Management Development Committee of the Board of Directors approved awards to Mr. Walsh under the 2004 Plan as follows:

1) an initial award of 80,000 stock options, vesting in three equal annual installments beginning on April 1, 2006, and 15,000 performance units; performance units awarded for fiscal year 2005 may be earned based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2007;
2) an initial award of 20,000 stock units with a two-year vesting period; and
3) a transition award of 55,000 stock options and 10,000 performance units; 25% of these performance units may be earned based on the Company's TSR for the three-year measurement period ending December 31, 2005, and 75% may be earned based on the Company's TSR for the three-year period ending December 31, 2006.

The Company will provide Mr. Walsh with cash benefits ("Benefits") if there is a termination of his employment without cause at any time within three years following a change of control of the Company. In addition, following a change of control, he may elect to terminate his employment without loss of Benefits in certain situations, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; or excessive travel requirements. Benefits under this arrangement will be equal to 1.5 times his average annual remuneration from the Company for the preceding five calendar years (or such number of actual full calendar years of employment, if less than five) and are in addition to any severance benefits under the UGI Corporation Senior Executive Severance Pay Plan. If Benefits payable under the change of control arrangement, either alone or together with other payments, would constitute "excess parachute payments," as defined in Section 280G of the Internal Revenue Code, Mr. Walsh will also receive an amount to satisfy his additional tax burden.

Mr. Walsh will participate in the Company's benefit plans, including the Supplemental Executive Retirement Plan ("SERP"). The SERP provides benefits, subject to plan maximums, which would have been payable from the Company's qualified employee savings plan and retirement income plan, absent statutory maximums applicable to those qualified retirement plans. The employee savings plan and retirement income plan are generally available to all employees.

Mr. Walsh is eligible for reimbursement of relocation expenses in accordance with the Company's relocation policy for newly hired exempt employees and he is eligible for executive perquisites including club membership, tax preparation services and an annual physical.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Description of oral employment at-will agreement between UGI Corporation and Mr. John L. Walsh.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

April 6, 2005	By:	Margaret M. Calabrese

Name: Margaret M. Calabrese
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Description of oral employment at-will agreement between UGI Corporation and Mr. John L. Walsh